FOR IMMEDIATE RELEASE
September 29, 2004

For further information contact:
Frank J. Travea, III
President and Chief Executive Officer
Roebling Financial Corp, Inc.
(609) 499-9400

                          Roebling Financial Corp, Inc.
     Announces Completion of Offering and Closing Date for Stock Conversion

Roebling, New Jersey, September 29, 2004 - Roebling Financial Corp, Inc. (the "Company"), the new holding company for Roebling Bank, announced today that it has received regulatory approval of the final valuation report of its independent appraiser in connection with the second-step conversion of Roebling Financial Corp., MHC (the "Conversion") and expects to issue 910,764 shares in the Conversion offering at $10 per share. All subscribers will receive all of the shares they requested. Roebling Bank previously conducted an MHC reorganization and minority stock offering for approximately 46% of the outstanding stock in 1997. As a result of the Conversion, publicly held shares in Roebling Bank's current mid-tier holding company will be exchanged for 3.9639 shares of the Company's stock. Cash will be issued in lieu of fractional shares. Upon closing, Roebling Financial Corp., MHC and the former Mid-Tier Stock Holding Company of Roebling Bank will be eliminated.

The Company stated that it expects to close its second-step conversion offering as of the close of business tomorrow. Closing will be subject to the satisfaction of customary closing conditions. Shares of the Company are expected to begin trading on Friday, October 1, 2004 on the OTC Electronic Bulletin Board under a to-be-assigned symbol.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to the Company in connection with the conversion and managed the subscription and community offerings. Malizia Spidi & Fisch, PC acted as special counsel.


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Roebling Financial Corp, Inc. is the holding company for Roebling Bank, which is headquartered in Roebling, New Jersey and has two additional offices in Roebling and New Egypt, New Jersey. At June 30, 2004, the Company had total assets and stockholders' equity of $89.9 million and $7.4 million, respectively.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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